Exhibit 99.1

TRANSTECH SERVICES PARTNERS INC. ANNOUNCES
ELECTION OF DR. RANGA C. KRISHNA AS A DIRECTOR

November 10, 2008 - New York, NY - TransTech Services Partners Inc. (OTCBB: TTSPU) announced today that its Board of Directors elected Dr. Ranga C. Krishna as a director at its board meeting held last Friday. Krishna is a licensed neurologist and an experienced health care entrepreneur, having started several companies. Among them is International Pharma Trials, Inc., a company which assists U.S. pharmaceutical companies perform Phase II clinical trials in India. He also co-founded Fastscribe, Inc., an internet-based medical and legal transcription company with operations in India. Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York. He is also a member of the Medical Arbitration panel for the New York State Workers’ Compensation Board. Dr. Krishna was trained at New York’s Mount Sinai Medical Center (1991-1994)and New York University (1994-1996). Dr. Krishna currently serves as Chairman and Audit Committee Chairman of India Globalization Capital, Inc., a Special Purpose Acquisition Corporation that has invested in the infrastructure sector in India.

TransTech Services Partners Inc., is a Business Combination Company™ formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, a business in the business service industry. TransTech initially intends to focus on one or more small- to mid-market U.S. and/or European based operating companies engaged in the delivery of Information Technology and Information Technology Enabled Services, Business Process Outsourcing and/or Knowledge Process Outsourcing, whose operations are particularly suitable for operational and productivity improvements, which would include leveraging delivery centers located in offshore countries, such as India.

Company Contact:

LM Singh
Chief Financial Officer and Vice President
Telephone: + 1 (212) 696-5977
Email: lmsingh@usa.net